Exhibit 23(b)


EXPLANATION CONCERNING ABSENCE OF WRITTEN CONSENT OF ARTHUR ANDERSEN LLP

         On March 22, 2002, ITT Industries, Inc. (the "Company") announced that it had appointed Deloitte & Touche LLP ("Deloitte & Touche") to replace Arthur Andersen LLP ("Arthur Andersen") as its independent public accountants. After reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference in this Registration Statement on Form S-8 of Arthur Andersen's audit reports with respect to the financial statements as of December 31, 2001 and December 31, 2000 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to omit Arthur Andersen's written consent from this filing.

         Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

         As noted above, Arthur Andersen has not consented to the incorporation by reference of its audit reports in this filing, although it has consented to the incorporation by reference of its audit reports contained in the filing of the Company on Form 10-K for the fiscal year ended December 31, 2001. While the extent of any resulting limitations on recovery is unclear, Arthur Andersen may not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this Registration Statement on Form S-8. The Company believes, however, that other persons who may be liable under
Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.